[Trecora Resources letterhead]

May 29, 2018
Connie Cook
247 PR 8894
Fred, TX 77616

Re: Trecora Resources Retirement Agreement

Dear Ms. Cook:

This letter agreement (this “Agreement”) confirms the arrangements relating to your retirement from Trecora Resources, a Delaware corporation (“Trecora” and, together with its subsidiaries, divisions, affiliates, predecessors and successors, the “Company”). The material terms and conditions of this Agreement have been approved by the Compensation Committee of the Board of Directors of Trecora.

After June 8, 2018, (your “Retirement Date”), you will not be entitled to receive any further payments or benefits from the Company, except as specifically set forth in this Agreement, the Consulting Agreement attached hereto as Exhibit A, or except as provided under the indemnity provisions of Trecora’s By-Laws and director and officer and professional liability insurance policies and compensation policies.

1.	Status and Responsibilities.

(a)Status. Your employment with the Company will continue through, and will cease on the Retirement Date. Effective as of your Retirement Date, you will relinquish your position as Vice President of Accounting and Compliance of Trecora and all other appointments and offices you hold with the Company. Contingent upon your timely signing and not revoking this Agreement, you will be eligible for the payments and benefits continuation described in Section 2. Your employment with the Company will terminate on your Retirement Date.

(b)Responsibilities. Through your Retirement Date, you must remain available to perform services for the Company as Vice President of Accounting and Compliance and must do so in a diligent and professional manner.

2.Payments and Benefits.

(a)Base Salary. Your base salary will continue at the current rate, and be paid according to normal payroll procedures, through your Retirement Date.

(b)Annual Bonus. Pursuant to the terms of the Trecora Annual Cash Incentive Plan, you will be eligible for a 2018 annual bonus, calculated pro rata based upon your time of employment during 2018 and paid in the normal course based on Trecora’s actual performance over the entirety of 2018 determined under the same process that applies to other senior executives. The amount of your 2018 annual bonus is subject to approval by the Compensation Committee. You will not be eligible for an annual bonus for 2019 or thereafter.

May 29, 2018

(c)Continued Welfare Benefits. You and your spouse will continue to be covered under the Company’s following group benefit plans applicable to active employees through your Retirement Date and subject to your benefit elections: medical, dental and life insurance. Beginning on your Retirement Date and until you and your spouse are eligible for Medicare, you and your spouse, Bryan K. Cook, will be provided medical insurance equal to that afforded to active employees on an 80%/20% cost sharing basis. If the Company is unable to provide benefits under the same plan as active employees due to your retiree status, the Company will reimburse you for coverage outside the plan with benefits equivalent to the employee plan. Dental insurance will be provided on the same cost sharing basis as active employees. The coverage benefits will continue on the same basis of those provided to the employees, unless otherwise agreed by both parties. In the event coverage is cancelled for the employees, this coverage will continue on the same cost sharing basis as noted above.

(d)Equity Awards. The Company has provided you with a schedule of your outstanding awards under the 2008 Stock Option Plan of Arabian American Development Company for Key Employees (the “2008 Plan”) and the 2012 Arabian American Development Company Stock and Incentive Plan (the “2012 Plan”), and you and the Company have confirmed the accuracy of that schedule (Exhibit B). In accordance with the original terms and conditions of the 2008 and 2012 Plans:

(i)your options to purchase Trecora common stock (“Options”) awarded under the 2008 Plan that are vested as of your Retirement Date may be exercised at a future date, per agreement of the Board of Directors and will expire upon the applicable expiration date as stated upon issuance;

(ii)your Options to purchase Trecora common stock awarded under the 2012 Plan that are vested as of your Retirement Date and will continue to be exercisable until, and will expire upon, the applicable expiration date, contingent upon your compliance with this Agreement as determined by the Compensation Committee of the Board of Directors of Trecora in their sole discretion; and

(iii)your grant of Trecora restricted common stock units awarded under the 2012 Plan will continue to vest after your Retirement Date through 12/31/2019, contingent upon your compliance with this Agreement as determined by the Compensation Committee of the Board of Directors of Trecora in their sole discretion.

You will not receive a similar equity award in 2019 or thereafter.

(e)Retirement Bonus. On your Retirement Date and in accordance with the Company’s policy, Trecora will pay you a retirement bonus in an amount equal to (i) $1,000.00 for each year you were employed by the Company, plus (ii) $50,000, to be paid according to normal payroll procedures.

(f)Vacation and Other Benefits. On your Retirement Date and in accordance with the Company’s personnel manual, Trecora will address your other benefits such as outstanding vacation.

3.	Non-Disclosure.

In the course of your employment with the Company, you have been provided access to and have received and developed Confidential Information. “Confidential Information” consists of information relating to the Company’s business that derives economic value, actual or potential, from not being generally known to others, including, but not limited to, technical or non-technical data, a formula (including cost and/or pricing formula), pattern (including pricing and discount history), compilation, program, device, method (including cost and/or pricing methods, marketing programs and operating methods), technique, drawing,

May 29, 2018

process, financial data, or a list of actual or potential customers or suppliers. You agree that, unless such information has become generally known to others without your assistance or has been independently developed by others without your assistance, you will not use Confidential Information for, or disclose any Confidential Information to, any third party except (i) with the prior written consent of the Company, or (ii) as legally required after notice by you to the Company of such legally required disclosure. You further agree to return all Confidential Information to the Company upon termination of your employment for any reason or upon earlier request of the Company. To the extent that Confidential Information resides on non-Company computers, personal digital assistants, or other digital storage media that you use or to which you have access or in non-Company e-mail accounts, you will so advise the Company upon the termination of your employment for any reason and will follow and cooperate with all instructions provided by the Company with respect to transferring, preserving or eradicating such Confidential Information. You understand that violating any of the above subject you to legal penalties.

4.	Non-Competition and Non-Solicitation.

(a)You agree that, up through 12 months following your Retirement Date, you will not, without the prior written consent of the Company, either directly or indirectly:

(i)participate or have any interest in, own, manage, operate, control, be connected with as a stockholder, director, officer, employee, partner or consultant, or otherwise engage, invest or participate (collectively, “Participate”) in any Competing Entity;

(ii)engage in any act injurious to the reputation of the Company or that diverts, or is intended to divert, customers or suppliers from the Company; and

(iii)engage in any act that diverts, or is intended to divert, employees from the Company.

(b)For purposes of this Section 4, in addition to the other terms defined under this Agreement, the following capitalized terms have the following meaning:

(i)“Competing Entity” means any firm, corporation or other entity that markets, sells, distributes, develops or produces Covered Products and that competes, anywhere in the United States or in any other country, with any business of the Company.

(ii)“Covered Products” means any product that was produced, marketed, sold, licensed or, to your knowledge, under development by a business of the Company.

(c)The provisions of this Section 4 shall not apply to prevent you and your immediate family from collectively being holders of up to 5% in the aggregate of any class of securities of any corporation engaged in the prohibited activities described above, provided that such securities are listed on a national securities exchange or registered under securities laws of Canada or the United States.

5.	Non-Disparagement.

You agree not to make any derogatory or disparaging remarks, written or verbal, regarding the Company or any of its officers, directors, employees, stockholders, representatives, vendors, suppliers, customers, clients products, services to any third person or otherwise make any comment or communication for the purpose of causing, or reasonably expected to cause, any material harm to the Company’s business, business relationships, operations, goodwill, or reputation; provided, however that nothing in this paragraph

May 29, 2018

is intended to bar you from giving testimony pursuant to a compulsory legal process or as otherwise required by law.

The Company agrees to advise those individuals who serve as its executive officers as of the Retirement Date not to make any derogatory or disparaging remarks, written or verbal, regarding you to any third person, or otherwise make any comment or communication for the purpose of causing, or reasonably expected to cause, any material harm to you; provided, however that nothing in this paragraph is intended to bar any such person, or the Company, from giving testimony pursuant to a compulsory legal process or as otherwise required by law.

6.	Irreparable Harm, Reasonableness, Other Agreements.

You acknowledge that a breach or threatened breach by you of the terms of Sections 3, 4 or 5 of this Agreement would result in material and irreparable injury to the Company, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, the Company shall be entitled to injunctive relief in the event of any such breach or threatened breach. The undertakings and obligations contained in Sections 3, 4, 5 and 6 shall survive the termination of this Agreement.

You agree that the covenants you have made in Sections 3, 4 and 5 are reasonable with respect to their duration and description.

You acknowledge that Sections 3, 4 and 5 are not intended to supersede or limit your obligations under other agreements, which may be different from those contained in such sections. Other such agreements may include confidentiality, non-disclosure, trade secret or assignment-of-invention agreements previously executed by you in favor of the Company. Any such agreement(s) shall remain in full force and effect.

7.	Future Cooperation.

You agree that you will provide accurate information or testimony or both in connection with any legal matters, if so requested by the Company. You further agree to make yourself available upon request to provide information and/or testimony, in a formal and/or informal setting in accordance with the Company’s request, subject to reasonable accommodation of your schedule and reimbursement of reasonable documented expenses incurred by you, including reasonable and necessary attorney fees (if independent legal counsel is reasonably necessary). Notwithstanding the foregoing, the Company’s agreement and obligations pursuant to the foregoing sentence shall be subject to the provisions and limitations set forth in Section 10 of this Agreement.

8.	Releases.

(a)You agree to release and discharge the Company, and all of its respective past, present and future officers, directors, employees, agents, plans, trusts, administrators, stockholders and trustees (collectively, the “Released Parties”) from any and all claims, losses or expenses you may have or have had or may later claim to have had against them, whether known or unknown, arising out of anything that has occurred up through the date you sign this Agreement (both initially and on the Retirement Date), including without limitation, any claims, losses or expenses arising out of your employment with or separation from the Company; provided, however, that you expressly do not release or discharge the Company from any claims, losses or expenses you may have for (i) workers’ compensation benefits, (ii) all amounts or payments owed to you as contemplated by Section 2 of this Agreement, (iii) the indemnification or insurance described in Section 9 below or (iv) all of your accrued and vested pension benefits, health care, life insurance,

May 29, 2018

or disability benefits as determined through the Retirement Date under the Company’s applicable and governing plans and programs.

(b)You understand and agree that, except for the claims expressly excluded from this release, you will not be entitled hereafter to pursue any claims arising out of any alleged violation of your rights while employed by the Company, including, but not limited to, claims for reinstatement, back pay, losses or other damages to you or your property resulting from any alleged violations of state or federal law, such as (but not limited to) claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended; (prohibiting discrimination on account of race, sex, national origin or religion); the Worker Adjustment and Retraining Notification Act (requiring that advance notice be given for certain workforce reductions); the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq. (prohibiting discrimination on account of disability); the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq. (protecting employee benefits); as these laws may be amended from time to time; and any other federal, state or local law, rule, regulation, administrative guidance or common law doctrine claim relating to your employment.

(c)Also included among the claims knowingly and voluntarily waived and released by you pursuant to this Agreement are any and all age discrimination, retaliation, harassment, or related claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), the Texas Commission on Human Rights Act, the Older Workers Benefit Protection Act (“OWBPA”), or any other federal, state, or local law. You and the Company acknowledge and agree that nothing in this Agreement shall apply to any claims under the ADEA or OWBPA that may arise after the date that you sign this Agreement. You acknowledge that the Company provided you with a copy of the Agreement in advance of your execution of the Agreement and advised you by means of this written Agreement as follows:

i.	that you are advised to consult with an attorney of your choosing prior to executing the Agreement;

ii.
that you have a period of 21 calendar days to review and consider the Agreement before executing it, and that if you sign this Agreement in less than 21 calendar days, then by doing so you voluntarily agreed to waive your right to the full 21-day review period;

iii.	that changes to this Agreement, whether material or immaterial, will not restart the running of the 21-day review period;

iv.
that for a period of seven days following your execution of this Agreement, you may revoke the Agreement, and the Agreement shall not become effective or enforceable until this seven-day revocation period expires without you revocation;

v.
that during the seven-day revocation period, you may revoke the Agreement by providing written notice of revocation sent by personal or courier delivery to the office of the Company’s Chief Executive Officer, so that it is received before the seven-day revocation period expires; and

vi.
that if you fail to sign the Agreement on or before the date that the 21-day review period expires, or if you revoke the Agreement before the expiration of seven-day revocation period, this Agreement shall not become effective or enforceable and you will not be entitled to receive the payments and benefits continuation described in Section 2.

May 29, 2018

(d)By signing this Agreement and accepting the benefits provided, you agree that, except for any claims expressly excluded from this release and except as provided in Section 8(f) below, you will not hereafter pursue any claims against the Released Parties for or on account of anything, whether known or unknown, foreseen or unforeseen, which has occurred up to the date you sign this Agreement (both initially and on the Retirement Date) and which relates to your employment with the Company. You understand no section in this Agreement is intended to or shall limit, prevent, impede or interfere with your non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company’s past or future conduct, or engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Notwithstanding the above, unless otherwise prohibited by law, by signing this Agreement, you release and waive your right to claim or recover monetary damages directly from the Company in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf, for any released claims. This release does not include any claims for breach of this Agreement or any claims that may arise after the date you sign this Agreement (both initially and on the Retirement Date). You further represent and warrant that you are not aware of any facts or circumstances which might constitute either a violation of law or a violation of Trecora’s Code of Conduct, its corporate policies or justify a claim against the Company for a violation of the Sarbanes-Oxley Act of 2002 and/or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and/or any rules, regulations or binding guidance thereunder.

(e)You agree that you and/or your dependents (as applicable) shall no longer be eligible for the continued welfare benefits coverage referenced in Section 2(c) and any and all unexercised stock options and unvested restricted stock grants referenced in Section 2(d) shall be forfeited in the event: (i) the Company terminates your employment for Cause (as defined in Section 8(g) below) prior to your Retirement Date, (ii) you materially breach the terms of this Agreement and fail to cure said breach within sixty (60) days after receipt of written notice from the Company, or (iii) you file or assert any claim related to your employment with, or separation from, the Company against the Released Parties for any reason other than claims for workers compensation benefits, or accrued and vested retirement benefits, health care benefits, life, or disability benefits as determined through the Retirement Date under the Company’s applicable and governing plans and programs or for violation of the terms of this Agreement. In addition, you agree to indemnify and hold harmless the Released Parties from any claim, loss or expense (including attorneys’ fees) incurred by them arising out of your breach of any portion of this Agreement.

(f)Nothing contained in this Section 8 or in Section 7 is intended to restrict you in any way from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) filing any claims that are not permitted to be waived or released under the Fair Labor Standards Act or other applicable law.

(g)For purposes of this Agreement, “Cause” means any of the following: (i) breaching any obligation to the Company or violating the Company’s Code of Conduct, Insider Trading Policy or any other written policies of the Company; (ii) unlawfully trading in the securities of Trecora or of any other company based on information gained as a result of your employment with the Company; (iii) committing a felony or other serious crime; (iv) engaging in any activity that constitutes gross misconduct in the performance of your employment duties; or (v) engaging in any action that constitutes gross negligence or misconduct and that causes or contributes to the need for an accounting adjustment to Trecora’s financial results.

May 29, 2018

(h)In exchange for the releases in Subsections 8(a) - (f) above, the Company for itself, and on behalf of its affiliates, present and former officers, directors, managers, representatives, employees, predecessors, successors, parent, subsidiaries and sibling corporations and entities, if any, legal representatives, attorneys, agents, and assigns, and any and all persons and/or entities who may purport to claim by or through them, if any, does hereby completely and generally release, remise, acquit, and forever discharge you, your heirs, successors, legal representatives, attorneys, agents, and assigns, and any and all persons and/or entities who purport to claim by or through them, if any, of and from any and all claims, demands, obligations, actions, causes of action, rights, damages, expenses, and requests for compensation, payment or relief the Company may have or has had or may later claim to have had against you, whether known or unknown, arising out of anything that has occurred up through the date you sign this Agreement, including, without limitation, any claims, losses or expenses arising out of your employment with or separation from the Company; provided, however, that the Company expressly does not release or discharge you from any claims, losses or expenses it may have arising from your bad faith, willful misconduct, or commission of a felony or crime of moral turpitude. For purposes of this Agreement, “bad faith” means the willful failure to respond to plain, well understood statutory or contractual obligations that has or will result in material damages to the Company; and “willful misconduct” means a knowing violation of a reasonable and uniformly enforced rule or policy.

9.	Indemnification and Insurance.

The Company shall indemnify you and provide for the advance of expenses in connection therewith, subject to and in accordance with Trecora’s By-Laws.

10.Miscellaneous.

(a)Anything to the contrary herein notwithstanding, the Company shall, and is hereby authorized to, withhold or deduct from any amounts payable by the Company to you, your beneficiary or your legal representative under this Agreement, any federal, state or municipal taxes, social security contributions or other amounts required to be withheld by law, and to remit such amounts to the proper authorities. The Company is also hereby authorized to withhold or deduct appropriate amounts with respect to any benefit plans or programs or other elections made by you.

(b)This Agreement contains all of the undertakings and agreements between the Company and you pertaining to your retirement from the Company and supersedes all previous undertakings and agreements, whether oral or in writing, between the Company and you on the same subject. No provision of this Agreement may be changed or waived unless such change or waiver is agreed to in writing, signed by you and a duly authorized employee of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either the Company or you of any breach by the other of any condition or provision shall be deemed a waiver of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

(c)No rights or obligations under this Agreement can be assigned or transferred by you, except as they may be transferred by will or by operation of law. This Agreement shall be binding upon and shall be for the benefit of the Company, its successors and assigns and you and, in the event of your death, your estate or legal representative.

May 29, 2018

(d)In the event that any portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining portions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

(e)You acknowledge and agree that the Company does not guarantee any particular tax treatment and that you are solely responsible for any taxes that you owe as a result of this Agreement.

(f)This Agreement shall be deemed a contract made under, and for all purposes to be governed by and construed in accordance with, the laws of the State of Texas, without reference to principles of conflicts of laws, and any and all disputes arising under this Agreement are to be resolved exclusively by courts sitting in Harris County, Texas and none other. By signing this Agreement, you consent to the jurisdiction of such courts. The captions are utilized for convenience only, and do not operate to explain or limit the provisions of this Agreement.

By signing below, you acknowledge that you understand and voluntarily accept the arrangements described herein. You acknowledge and agree that you have had the opportunity to review this Agreement with an attorney, that you fully understand this Agreement, that you were not coerced into signing it, and that you signed it knowingly and voluntarily. You also acknowledge that you have not received any promise or inducement to sign this Agreement except as expressly set forth herein.

Very truly yours,

Trecora Resources

By: /s/ Simon Upfill-Brown
Simon Upfill-Brown,
Chief Executive Officer

Exhibit A    Consulting Agreement
Exhibit B    Equity Awards

May 29, 2018

The undersigned agrees to and accepts the terms and provisions of the foregoing Agreement:

/s/ Connie J. Cook
Connie J. Cook

Date: June 7, 2018